Exhibit 99.1

PTC Therapeutics Announces Departure of Chief Financial Officer, Shane Kovacs

SOUTH PLAINFIELD, N.J., April 10, 2016 – PTC Therapeutics, Inc. (NASDAQ: PTCT) today announced that Shane Kovacs, Chief Financial Officer, will be leaving the company in mid-May 2017 to return to the finance sector, joining RBC Capital Markets as Managing Director where he will help lead the firm’s biotech investment banking efforts.

PTC has initiated a search process to appoint a new CFO. Shane is expected to remain with PTC through the closing of PTC’s pending acquisition of all rights to Emflaza™ (deflazacort) from Marathon Pharmaceuticals, LLC and the reporting of PTC’s first quarter financials to ensure a smooth transition.

“We are grateful for Shane’s contributions since he joined as our CFO in 2013,” said Stuart W. Peltz, Ph.D., Chief Executive Officer, PTC Therapeutics, Inc. “We thank Shane for his service and dedication, as he leaves PTC well-positioned for continued commercial growth. Our experienced leadership team remains firmly on track to meet our goals and to deliver innovative therapies for DMD and other rare diseases. I am confident in our ability to oversee an efficient and effective transition while we look to appoint a new CFO as promptly as possible. We wish Shane the very best in his new role.”
“It has been a privilege to be part of PTC’s exciting growth story,” said Shane Kovacs, Chief Financial Officer, PTC Therapeutics, Inc., “I am confident that PTC will continue its focus on delivering value for patients and shareholders alike as it pursues its mission of meeting unmet needs of those living with rare diseases.”

About PTC Therapeutics
PTC is a global biopharmaceutical company focused on the discovery, development, and commercialization of novel medicines using our expertise in RNA biology. PTC's internally discovered pipeline addresses multiple therapeutic areas, including rare disorders and oncology. PTC has discovered all of its compounds currently under development using its proprietary technologies. Since its founding nearly 20 years ago, PTC' mission has focused on developing treatments to fundamentally change the lives of patients living with rare genetic disorders. The company was founded in 1998 and is headquartered in South Plainfield, New Jersey. For more information on the company, please visit our website www.ptcbio.com.

For More Information:

Investors:
Emily Hill
+ 1 (908) 912-9327
ehill@ptcbio.com

Media:

Jane Baj
+1 (908) 912-9167
jbaj@ptcbio.com

Forward Looking Statements:
This press release contains forward-looking statements addressing PTC’s pending acquisition of all rights to Emflaza™ (deflazacort) from Marathon Pharmaceuticals, LLC (the “Transaction”) and other statements about future expectations that are dependent upon future events or developments. All statements, other than those of historical fact, contained in this press release are forward-looking statements, including statements related to PTC’s expectations with respect to the closing of the Transaction, the effective date of Mr. Kovacs’ departure, the identification of a successor to Mr. Kovacs, the future expectations, plans and prospects for PTC and PTC's strategy, future operations, future financial position, future revenues or projected costs, and the objectives of management. Other forward-looking statements may be identified by the words "look forward", "plan," "anticipate," "believe," "estimate," "expect," "intend," "may," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions.

PTC’s actual results, performance or achievements could differ materially from those expressed or implied by forward-looking statements it makes as a result of a variety of risks and uncertainties, including those related to satisfaction of the conditions to closing the Transaction in the anticipated timeframe or at all (including the failure to obtain necessary regulatory approvals); PTC’s ability to realize the anticipated benefits of the Transaction, including the possibility that the expected benefits from the Transaction will not be realized or will not be realized within the expected time period; negative effects of announcements related to the Transaction on the market price of PTC’s common stock; significant transaction costs, unknown liabilities, and the risk of litigation and/or regulatory actions related to the Transaction as well as other business effects, including the effects of industry, market, economic, political or regulatory conditions; changes in tax and other laws, regulations, rates and policies; the eligible patient base and commercial potential of TranslarnaTM (ataluren) and Emflaza; PTC's ability to resolve the matters set forth in the Refuse to File letter it received from the FDA in connection with its new drug application (NDA) for Translarna for the treatment of nonsense mutation Duchenne muscular dystrophy (nmDMD), including whether PTC's filing of the NDA over protest with the FDA will result in a timely or successful review of the NDA, and whether PTC will be required to perform additional clinical and non-clinical trials or analyses at significant cost, which, if successful, could potentially support the approval of the NDA filed over protest or a new NDA submission; PTC's ability to maintain its marketing authorization of Translarna for the treatment of nmDMD in the European Economic Area (EEA), including whether the European Medicines Agency (EMA) determines in future annual renewal cycles that the benefit-risk balance of Translarna authorization supports renewal of such authorization; PTC's ability to enroll, fund, complete and timely submit to the EMA the results of Study 041, which is a specific obligation to continued marketing authorization in the EEA; the outcome of pricing and reimbursement negotiations in those territories in which PTC may be authorized to sell Translarna for the treatment of nmDMD; PTC's scientific approach and general development progress; the sufficiency of PTC's cash resources and its ability to obtain adequate financing in the future for its foreseeable and unforeseeable operating expenses and capital expenditures; and the factors discussed in the "Risk Factors" section of PTC’s most recent Annual Report on Form 10-K as well as any updates to these risk factors filed from time to time in PTC's other filings with the SEC.

The forward-looking statements contained herein represent PTC's views only as of the date of this press release and PTC does not undertake or plan to update or revise any such forward-looking statements to reflect actual results or changes in plans, prospects, assumptions, estimates or projections, or other circumstances occurring after the date of this press release except as required by law.